CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Oak Ridge Large Cap Growth Fund and the Oak Ridge Small Cap Growth Fund, each a series of the Investment Managers Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 10, 2014